CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements Nos. 333-101202, 333-115976, 333-149757, 333-179310, and 333-203201 on Forms S-8 of our report dated June 25, 2024, appearing in the Annual Report on Form 11-K of the CenterPoint Energy Savings Plan for the year ended December 31, 2023.

/s/ McConnell & Jones LLP

Houston, Texas
June 25, 2024